Exhibit 99.1

DRI Corporation Announces Mobitec® Order in Morocco

  Mobitec® MobiLED EIDS Sets Ordered for Casablanca’s Public Transit Bus Vehicles
  Order Marks First Entry of This Type of EIDS Product in Morocco and the Company’s First Order in the Northwest Region of Africa
  Management Issues Statement Regarding Fiscal Year 2011 Outlook

DALLAS--(BUSINESS WIRE)--December 22, 2010--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that the Company’s Mobitec AB subsidiary (the “Mobitec Group”) in Herrljunga, Sweden, has received a strategic order valued at approximately $350,000 USD from TATA Hispano Motors Carrocera, S.A., one of the largest bus and coach bodybuilders in Europe and North Africa, on behalf of the transit operator in Casablanca, Morocco.

David L. Turney, the Company’s Chairman of the Board and Chief Executive Officer, said: “This initial order for Casablanca, the largest city and the chief port in Morocco, has strategic importance because it represents our first order in the northwest region of Africa. Historically, the Mobitec Group’s sales efforts in Africa have focused on Egypt and South Africa. The order also is strategically important because of the Moroccan transit market’s significant size. We believe our focus in this new region may generate additional business for us in the future.”

Oliver Wels, the Company’s President and Chief Operating Officer, Global Operations, said: “TATA Hispano Motors Carrocera, S.A. ordered Mobitec® MobiLED electronic information display system signs for the front windows of Casablanca’s bus fleet, as well as Mobitec® ICU 400 control units and cable sets. Deliveries, which have already commenced, should conclude in second quarter 2011. Our Mobitec team is to be commended for their assiduous efforts to gain additional traction in Morocco and other countries in the Middle East and North Africa. We are very encouraged about the potential growth to our bottom line that may result from our efforts there.”

TATA Hispano Motors Carrocera, S.A. (formerly Hispano Carrocera S.A.) is a 100 percent-owned subsidiary of TATA Motors, the second largest bus vehicle manufacturer in the world. For more information, visit www.tatahispano.com.

The Mobitec Group, established in 1987 and acquired by DRI Corporation in 2001, is a premier supplier of electronic information display systems in more than 50 countries around the world. Products include: Mobitec® LED, Mobitec® Full-Matrix, Mobitec® Smartblind, and Mobitec® MobiSTOP electronic information display systems; Mobitec® NSI Next Stop Indicator; Mobitec® MobiQuickCard™; Mobitec® MobiVOICE voice announcement system; Mobitec® ICU 400 and ICU 600 control units; and Mobitec® MobiInfoEdit software. The Mobitec Group is based in Herrljunga, Sweden. It presently operates business units in Australia, Brazil, Germany and Singapore, as well as a joint venture in India.

FISCAL YEAR 2011 OUTLOOK

Mr. Turney said: “We expect to see a substantial upturn in revenues for fiscal year 2011 relative to our present guidance of $88 million (as based on third quarter 2010 exchange rates) for fiscal year 2010. We also expect fiscal year 2011 to be one of profitability. In our opinion, most of this year’s weak market sectors have either already started recovering or may be reasonably expected to do so during the last half of next year. Further, certain of our served markets, such as Brazil, have remained strong and we project that to ring true throughout next fiscal year. In the U.S., due to the lagging economy and the lack of new, long-term federal funding legislation for public transit, the market remains soft and is likely to not show substantial improvements throughout most of next year. Although fiscal year 2011 is likely to have a slow start, we presently believe history will show it as a profitable period ripe with recovery trends. In addition, the Board of Directors recently approved our long-term strategic business plan for fiscal years 2011 to 2013, which includes strategies and opportunities that might help us achieve a revenue run rate as high as approximately $145 million by the end of that time period.”

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell® video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, visit www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the Mobitec Group’s relationships TATA Hispano Motors Carrocera, S.A., and the transit fleet operator in Casablanca, Morocco; the timing of revenue recognition for this initial order; the long-term business prospects available to the Company in many transit markets in the Middle East and North Africa; the Company’s guidance for fiscal years 2010 and 2011(including statements relating to expectations for 2011 profitability, anticipated revenue upturns, opportunities in 2011, including future revenue run rates); as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “encouraged,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties associated with the Mobitec Group’s relationships with TATA Hispano Motors Carrocera, S.A., and the transit fleet operator in Casablanca, Morocco; the timing of the initial order; the long-term business prospects available to the Company in many transit markets in the Middle East and North Africa; the Company’s guidance for fiscal years 2010 and 2011; as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K filed April 15, 2010, and quarterly reports on Form 10-Q filed May 14, 2010, Aug. 11, 2010 and Nov. 15, 2010, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com